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                                                                      Exhibit 21
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                      SUBSIDIARIES OF BOB EVANS FARMS, INC.
                      -------------------------------------

                                          State or Other Jurisdiction of
Name                                      Incorporation or Organization
----                                      -----------------------------
BEF Holding Co., Inc.                     Delaware
Bob Evans Farms, Inc.                     Ohio
Owens Country Sausage, Inc.               Texas
Mrs. Giles Country Kitchens, Inc.         Ohio
Hickory Specialties, Inc.                 Tennessee
BEF Aviation Co., Inc.                    Ohio
BEF RE Holding Co., Inc.                  Delaware
BEF REIT, Inc.                            Ohio
Bob Evans Restaurants, Inc.               Ohio


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